SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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VIEWPOINT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Viewpoint Corporation

498 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to Be Held August 5, 2004

DEAR STOCKHOLDERS:

      The Annual Meeting of Stockholders of Viewpoint Corporation, will be held on Wednesday, August 5, 2004, at 10:00 a.m., local time, at the Sheraton New York Hotel and Towers, 811 Seventh Avenue, 3rd Floor, New York, NY, for the following purposes:

1. To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

2. To approve a proposal to amend the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 75,000,000 shares to 100,000,000 shares.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the 2004 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on June 10, 2004 are entitled to vote at the Annual Meeting.

      A list of stockholders eligible to vote at the meeting will be available for review at Viewpoint’s headquarters during regular business hours for ten days prior to the meeting for any purpose related to the meeting.

      All stockholders are cordially invited to attend the meeting in person. If you cannot attend the meeting, we urge you to vote by telephone (toll-free) or by using the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-paid envelope. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card or voted via the Internet or telephone.

Sincerely yours,

BRIAN J. O’DONOGHUE
General Counsel and Secretary

New York, New York

June 23, 2004

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR TELEPHONE.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 5, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

      The enclosed proxy is solicited on behalf of the Board of Directors of Viewpoint Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, August 5, 2004 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Sheraton New York Hotel and Towers, 811 Seventh Avenue, 3rd Floor, New York, NY.

      These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2003, including financial statements, are being mailed on or about June 24, 2004 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

      Stockholders of record at the close of business on June 10, 2004 are entitled to notice of and to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors. On June 10, 2004, 52,466,647 shares of common stock, $0.001 par value, of the Company were issued and outstanding.

      If your shares are registered directly in your name with our transfer agent, Equiserve Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by the nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee, or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, whether the proxy was given by telephone, via the Internet or by proxy card. The proxy may be revoked by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by making an authorized Internet or telephone communication on a later date in accordance with the instructions on the enclosed proxy card. It may also be revoked by attendance at the meeting and voting in person.

Voting and Solicitation

      Proxies properly given and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

      The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Quorum; Required Votes; Abstentions; Broker Non-Votes

      The required quorum for the transactions of business being voted on at this year’s Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are treated as being present at the meeting for purposes of establishing a quorum.

      With respect to the election of directors, Delaware law requires the affirmative vote of the holders of a plurality of the common stock present and entitled to vote on the election of directors at the Annual Meeting. Therefore, for purposes of the election of directors, abstentions will have no effect on the outcome of the vote.

      The affirmative vote of a majority of the outstanding common stock is required to amend the Company’s certificate of incorporation.

      The affirmative vote of a majority of the votes cast is required to adopt all other proposals being voted on at this year’s Annual Meeting.

      Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with this holding. Thus, a broker non-vote will not affect the outcome of the voting on any of the proposals at the Annual Meeting.

Ownership of Securities by Certain Beneficial Owners

      The following table sets forth certain information as of June 10, 2004 regarding the only persons known by the Company to own, directly or indirectly, more than five percent of the Company’s common stock. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Number of	Percentage
Name and Address of Beneficial Owner	Shares	of Class(1)

The Clark Estates	6,828,402	13.0
One Rockefeller Plaza, 31st Floor New York, NY 10020 Kevin S. Moore, Stephen Duff(2)
Computer Associates	4,426,141	8.5
One Computer Associates Plaza Islandia, NY 11749
James E. Crabbe(3)	3,062,423	5.85
1305 SW Myrtle Court Portland, OR 97201

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person, if any, that are currently exercisable or exercisable within 60 days of June 10, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 52,466,647 shares of Common Stock outstanding on June 10, 2004.

(2)	These shares of the Company’s Common Stock include (i) 553,400 shares acquired by The Clark Estates, Inc, a New York corporation, and (ii) 6,275,002 shares acquired in private placements by Federal Partners, L.P., a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Federal Partners, L.P. and has the sole power to vote or to direct the vote and to dispose of or direct the disposition of all the shares. Mr. Moore is the President and a director of The Clark Estates, Inc. Stephen Duff is a Director of the Company, the Chief Investment Officer of The Clark Estates, Inc., and the Treasurer of Ninth Floor Corporation. Mr. Duff owns a small limited partnership interest in Federal Partners, L.P. and disclaims beneficial ownership of all but 6,223 of the shares listed in this table.

(3)	These shares of the Company’s Common Stock include (i) 2,730,000 shares beneficially owned by the James E. Crabbe Revocable Trust, of which Mr. Crabbe is the trustee, (ii) 200,500 shares beneficially owned by the Phileo Foundation, of which Mr. Crabbe has investment discretion, (iii) 125,000 shares beneficially owned by the James E. Crabbe IRA, of which Mr. Crabbe has investment discretion, and (iv) 6,823 shares which Mr. Crabbe has the right to acquire under the terms of an option granted to Mr. Crabbe in connection with his services as a director of the Company.

Ownership of Securities by Management

      The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock, as of June 10, 2004, by the Company’s directors, nominees for election, Named Executive Officers, and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

			Common Stock
	Number of	Vested	and Vested	Percentage
Name	Shares	Options(1)	Options	of Class(2)

Jay S. Amato	—	800,000	800,000	1.50%
Thomas Bennett(3)	—	17,812	17,812	0.03%
James E. Crabbe	3,055,600	7,968	3,063,568	5.84%
Stephen Duff(4)	—	7,239	7,239	0.01%
Ales Holecek	—	415,205	415,205	0.79%
Samuel H. Jones, Jr	940,055	200,208	1,140,263	2.17%
William H. Mitchell	—	375,000	375,000	0.71%
Thomas K. Morgan	—	189,063	189,063	0.36%
Brian J. O’Donoghue	—	726,307	726,307	1.37%
Dennis R. Raney	—	—	—	0.00%
Robert E. Rice	—	2,309,442	2,309,442	4.22%
All directors and executive officers as a group (12 persons)	3,995,655	4,248,244	8,243,899	14.54%
All directors and executive officers and Computer Associates International, Inc., The Clark Estates, Inc. and Federal Partners, L.P.	15,250,198	4,248,244	19,498,442	34.38%

*	Percentage of shares beneficially owned is less than one percent of total.

(1)	Represents shares issuable upon exercise of options to purchase Company Common Stock that are exercisable within 60 days of June 10, 2004.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 10, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 52,466,647 shares of Common Stock outstanding on June 10, 2004.

(3)	Mr. Bennett is Senior Vice President of Computer Associates International, Inc., which owns 4,426,141 shares of Company Common Stock. Mr. Bennett disclaims beneficial ownership of the shares owned by Computer Associates.

(4)	Mr. Duff is a director of the Company, the Chief Investment Officer of The Clark Estates, Inc., and the Treasurer of Ninth Floor Corporation. Mr. Duff owns a small limited partnership interest in Federal Partners, L.P., the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. owns 553,400 shares of Company common stock and Federal Partners, L.P., owns 6,275,002 shares of Company common stock which it acquired in private placements in 2003. The Clark Estates, Inc. provides management and administrative services to Federal Partners, L.P. and has the sole power to vote or to direct the vote and to dispose of or direct the disposition of all the shares owned by The Clark Estates, Inc. and Federal Partners, L.P. Mr. Duff disclaims beneficial ownership of all shares owned by

The Clark Estates, Inc. and Federal Partners, L.P. other than 6,223 shares over which Mr. Duff has beneficial ownership through his limited partnership interest in Federal Partners, L.P.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, certain officers, and persons who own more than ten percent of a registered class of the Company’s securities, to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2003, its officers, directors and greater-than ten percent stockholders complied with all Section 16(a) filing requirements.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

      Unless otherwise specified, all proxies received will be voted in favor of the election of the persons named below as directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

      All of the nominees are current members of the Board of Directors.

      There is no family relationship among any directors or executive officers of the Company.

Nominees for Election as Directors

			Director
Name	Principal Occupation During Last Five Years	Age	Since

Jerry S. Amato	Mr. Amato, 44, has been a Director of the Company and its Chief Executive Officer since August 2003. From July 1995 through September 1998, Mr. Amato served as President and Chief Operating Officer of Vanstar Corporation, a leading provider of services and products designed to build, manage and enhance personal computer network infrastructures with 1998 revenues exceeding $2.8 billion. From September 1998 until joining the Company in August 2003, Mr. Amato served as a principal of the Flatiron Group in New York, a business strategy and planning advisory service. In March 1998, Mr. Amato led the formation of Technology Access Action Coalition/ ACT, a Washington-based organization promoting innovation and growth in the technology sector, and served as its Chairman until November 1999.	44	2003

			Director
Name	Principal Occupation During Last Five Years	Age	Since

Thomas Bennett	Mr. Bennett, 48, has been a Director of the Company since November 2000. He has been with Computer Associates International, Inc. since 1988 and has been serving as its Senior Vice President of Business Development since April 1997. On February 8, 2000, he became a director of Metastream Corporation, a subsidiary of the Company, from the formation of Metastream in June 1999 until its merger with the Company in November 2000.	48	2000
James E. Crabbe	Mr. Crabbe, 57, became a Director of the Company in March 2003. Mr. Crabbe served as President of the Crabbe Huson Group, Inc., a registered investment advisor, from 1980 until the time of its sale to Liberty Financial Services, Inc. in 1998. Crabbe Huson had over $5.5 billion in assets under management at the time of its sale to Liberty Financial. Mr. Crabbe remained an employee of Liberty until 2000. Mr. Crabbe is currently chairman of the board of directors of VendingData Corporation, a company in the business of designing and manufacturing machines used in the gambling industry.	57	2003
Stephen Duff	Mr. Duff, 40, became a Director of the Company in May 2003. Mr. Duff is the Chief Investment Officer of The Clark Estates, Inc. Prior to joining The Clark Estates in 1995, Mr. Duff was a Vice President of The Portfolio Group, a subsidiary of the Chemical Banking Corporation. Mr. Duff is a 1985 graduate of Stonehill College. Currently he serves on two other public company boards, The Casual Male Retail Group, Inc. and Easylink Services Corporation, Inc. Mr. Duff also serves on the Board of the Clara Welch Thanksgiving Home, Inc., a non-profit elderly care facility in Cooperstown, New York.	40	2003
Samuel H. Jones, Jr.	Mr. Jones, 70, has been a Director of the Company since April 1992. He has been President of S-J Venture Capital Company since 1991. Mr. Jones founded S-J Transportation Company, an industrial waste transportation company, in 1971 and served as its President until 2002. Mr. Jones is a director of Fulton Financial Corp.	70	1992
Dennis R. Raney	Dennis R. Raney, 61, joined Viewpoint’s Board of Directors in February 2004. Mr. Raney served as Chief Financial Officer at eOne Global from 2001 to 2003. Prior to that position, he was Executive Vice President and Chief Financial Officer at Novell Incorporated from 1998 to 2001. He began his career at Hewlett-Packard in 1970 where he rose through the ranks to become Chief Financial Officer for Intercontinental Operations and then European Operations, based in various locations including Singapore and Geneva. Following Hewlett-Packard, he was Chief Financial Officer for Bristol-Myers Squibb’s Pharmaceutical Group then served as CFO for General Magic, California Microwave and QAD Incorporated before joining Novell. Mr. Raney current serves on three other public company boards: Easylink Services Corporation, Inc., Equinix, Inc., and Ultratech, Inc.	61	2004

			Director
Name	Principal Occupation During Last Five Years	Age	Since

Robert E. Rice	Mr. Rice, 49, has been a Director of the Company since April 2000 and served as President and Chief Executive Officer from April 2000 until August 2003. Mr. Rice currently serves as Executive Chairman of the Board of Directors and, in this capacity, is an executive officer of Viewpoint. Mr. Rice joined the Company in 1997 upon the	49	2000
	Company’s acquisition of Real Time Geometry, a company Mr. Rice co-founded in 1995. Mr. Rice served as Vice President of Strategic Affairs at the Company from 1997 until September 1999. He was the President and director of Metastream Corporation, a subsidiary of the Company, from its formation in June 1999 until its merger with and into the Company in November 2000. Before founding Real Time Geometry, Mr. Rice was a partner at the law firm of Milbank, Tweed, Hadley and McCloy LLP, where he advised on various corporate, tax, and intellectual property issues.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

Independence of Directors

      The Board of Directors has determined that the majority of the Board of Directors is comprised of “independent directors” within the meaning of applicable Nasdaq listing standards. The Company’s independent directors include: Messrs. Bennett, Crabbe, Duff, Jones, and Raney.

Board of Directors Meetings and Committees

      The Board of Directors of the Company held 13 meetings in 2003. Each director who served as a director in fiscal year 2003 and who is nominated for re-election attended at least 92% of the meetings held during fiscal year 2003.

      The Board of Directors has an audit committee (the “Audit Committee”) which currently consists of Dennis Raney, serving as Chairman, James E. Crabbe, and Samuel H. Jones, Jr. Mr. Bennett served on the Audit Committee from his appointment to the Board of Directors in November 2000 until February 24, 2004, the date on which Mr. Bennett was appointed to the Nominating Committee of the Board of Directors (described below). Lennert Leader served on the Audit Committee from his appointment to the Board of Directors in November 2000 until the annual meeting of stockholders in 2003, at which time Mr. Leader did not stand for re-election to the Board of Directors.

      The Audit Committee held five meetings during fiscal year 2003. Each director who served on the Audit Committee during fiscal year 2003 and who is nominated for re-election to the Board of Directors attended all of the meetings of the Audit Committee held in 2003.

      The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles.

      Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC) for audit committee membership. Each member is an “independent director” within the meaning of applicable Nasdaq listing standards and each member meets Nasdaq’s financial knowledge requirements. The Board of Directors has further determined that Mr. Raney is an “audit committee financial expert” as such term is defined in Item 401 (h) of Regulation S-K promulgated by the SEC and that Mr. Raney meets Nasdaq’s professional experience requirements. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the Nasdaq. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement and also can be found in the Investor Relations section of our website at www.viewpoint.com.

      The Board of Directors has a compensation committee (the “Compensation Committee”) which consists of Samuel H. Jones, Jr. and Thomas Bennett. Mr. Crabbe served on the Compensation Committee from his appointment to the Board of Directors in March 2003 through February 24, 2004, on which date Mr. Crabbe became a member of the Company’s newly-formed Nominating Committee. Bruce R. Chizen served on the Compensation Committee from his appointment to the Board of Directors in November 2000 until his resignation from the Board of Directors of the Company effective January 31, 2003.

      The Compensation Committee’s primary function is to develop and monitor compensation arrangements for the officers and directors of the Company, and monitor stock option activity for the Company. The Compensation Committee held three meetings during fiscal 2003 and acted twice by unanimous written consent. Each member of the Compensation Committee attended each meeting held during his tenure.

      The Board of Directors has a nominating committee (the “Nominating Committee”) which consists of Messrs. Bennett, Crabbe, and Duff. The Nominating Committee’s primary purpose is to evaluate candidates for membership on the Board and make recommendations to the Board regarding candidates, and make recommendations with respect to the composition of the Board and the committees thereof. The members of the Nomination Committee are all independent directors within the meaning of applicable Nasdaq listing standards. The Nominating Committee operates pursuant to a written charter, a copy of which can be found in the Investor Relations section of our website at www.viewpoint.com.

      In carrying out its function to nominate candidates for election to the Board, the Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of the Board at that point in time. The Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, have an understanding of elements relevant to the success of a publicly-traded company and have established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of Viewpoint’s stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Committee also considers the director’s past attendance at Board and Committee meetings and participation in and contributions to the activities of the Board. The Nominating Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” within the meaning of applicable Nasdaq listing standards.

      The Nominating Committee’s method for identifying candidates for election to the Board (other than those proposed by Viewpoint’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources: members of the Board; our executives; individuals personally known to the members of the Board; and other research, including database and Internet searches. The Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

      The Nominating Committee will consider candidates for director recommended by stockholders. Stockholders wishing to recommend candidates for the Nominating Committee’s consideration should contact the Nominating Committee by postal mail addressed to Viewpoint Corporation, 498 Seventh Avenue, New York, N.Y. 10018, Attention: Nominating Committee.

      Any stockholder may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s Bylaws. In addition, the notice must include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. In order for the director nomination to be timely submitted for the annual meeting of stockholders to be held in 2005, a stockholder’s notice to the Company’s Secretary must be delivered to Viewpoint’s principal executive offices no later than February 13, 2005.

      The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

      Messrs. Amato, Crabbe, Duff, and Jones attended the 2003 annual meeting of stockholders. The Company does not have a policy regarding board members’ attendance at annual meetings of stockholders.

Communication with the Board of Directors

      Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an e-mail to the following address: directors@viewpoint.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Viewpoint Corporation, 498 Seventh Avenue, New York, NY 10018, to the attention of the Board of Directors or the specific member of the Board, as the case may be.

Report of the Audit Committee

      The members of the Audit Committee are all independent directors who are qualified for service under the NASD listing standards. The Audit Committee acts under a written charter, a copy of which is attached as Appendix A to this Proxy Statement and can be found in the Investor Relations section of our website at www.viewpoint.com.

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.

      In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, the Audit Committee discussed with the independent auditors that firm’s independence, and considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

      The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s 2003

Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Dennis Raney, Chairperson
James E. Crabbe
Samuel H. Jones, Jr.

Principal Accountant Fees and Services

Audit Fees

      The aggregate fees billed by the Company’s principal accounting firm PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements for the fiscal year ended December 31, 2003 and 2002 and review of the financial statements included in the Forms 10-Q for those years were approximately $233,000, and $280,000, respectively.

Tax Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company for tax compliance, tax advice, and tax planning, for the fiscal years ended December 31, 2003 and 2002 were approximately $71,000 and $75,000, respectively.

All Other Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than services described above under “audit fees” or “tax fees”, for the fiscal years ended December 31, 2003 and 2002 were approximately $206,000 and $31,000, respectively. In 2003 the fees related primarily to assistance in responding to comments of the SEC in connection with the SEC’s review of the Company’s registration statement filings. In 2002 the fees related primarily to the audit of the Company’s 401k Plan. The Audit Committee determined that the provision of the services described under this caption “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures

      The Audit Committee reviews on a periodic basis all audit and non-audit services to be performed by the Company’s independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing services to the Company for the fiscal year ended December 31, 2003 and has concluded that such services are compatible with its independence as the Company’s auditors. The Audit Committee has established pre-approval policies and procedures pursuant to which all services will be rendered by the independent auditors in the future. All of the services performed in connection with the fees detailed above were approved by the Audit Committee.

Compensation of Directors

      The Company compensates each of its non-employee directors, other than Mr. Raney, as follows: each non-employee director is paid (i) $2,500 at the end of each fiscal quarter in which he or she is a director, (ii) $1,000 for each regular Board meeting he or she attends, and (iii) $500 for each Board committee meeting he or she attends; provided, however, that if more than one committee meeting is held on the same day or a Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, is paid to any director for all such meetings attended by such director on such date. We paid no fees to members of the Board for meetings they attended by telephone in 2003.

      The Company compensates Mr. Raney, who became a member of the Board of Directors on February 24, as follows: (i) $5,000 at the end of each quarter for his services as a member of the Board and Chairman of the Audit Committee, (ii) $1,500 for each meeting of the Board he attends in person, and (iii) $750 for each meeting of the Audit Committee he attends in person. The Company pays fees to Mr. Raney for attending meetings of the Board and meetings of the Audit Committee regardless of whether a meeting of the Board and a meeting of the Audit Committee are held on the same day.

      Each non-employee director who joins the Board is automatically granted an option to purchase 20,000 shares of Common Stock on the date upon which such person first becomes a director. In the case of Mr. Raney, the Company agreed to increase this initial option grant to an option to acquire 50,000 shares. Each non-employee director also automatically receives an option to purchase 5,000 shares of Common Stock on January 1 of each year, provided the director has been a member of the Board for at least six months. In the case of Mr. Raney, the Company agreed to increase this annual option grant to an option to acquire 12,000 shares.

      The exercise price of each option granted to directors is equal to the fair market value of the Common Stock on the date of grant. The option granted to non-employee directors on the day they join the Board vests at a rate of one-eighth of the option shares upon the end of the first six-month period after the date of grant and one-forty-eighth of the remaining option shares per month thereafter, provided the optionee remains a director of the Company. The options granted to non-employee directors on the first business day of each year vests at the rate of one-half of the option shares upon the end of the first six-month period after the date of grant and one-twelfth of the remaining option shares per month thereafter, provided the optionee remains a director of the Company. Options granted under the Director Plan have a term of ten years unless terminated sooner, whether upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan.

      In accordance with the compensation arrangements described above, the Company granted options to acquire 5,000 shares of Company common stock to each of Messrs. Bennett, Chizen, Jones, and Leader under the Director Plan at an exercise price of $1.71, the closing price of the Company’s common stock on NASDAQ on January 2, 2003.

Executive Officers

      In addition to Mr. Amato and Mr. Rice, Mr. William H. Mitchell, 46, and Mr. Brian J. O’Donoghue, 41, are Executive Officers of the Company.

      William H. Mitchell has served as Chief Financial Officer of the Company since August 2003. From July 2002 to August 2003, Mr. Mitchell served as Chief Financial Officer of MaxWorldwide, Inc., an Internet-based provider of marketing solutions for advertisers and web publishers. From January 2001 to July 2002, Mr. Mitchell served as Chief Financial Officer for Tally Systems, Inc., a software development company. He served as Executive Vice President and Chief Financial Officer of Bigfoot Interactive, an Internet advertising company, from July 1999 to January 2001, and as Chief Operating Officer of Bigfoot International from October 1998 to July 1999. Mr. Mitchell graduated with an A.B. from Dartmouth College, MS and MS/ M.B.A. degrees from Northeastern University and obtained his certified public accountant license in 1982.

      Brian J. O’Donoghue serves as Senior Vice President and General Counsel of the Company. Mr. O’Donoghue was an attorney at Milbank, Tweed, Hadley, and McCloy LLP, specializing in corporate and litigation matters from 1995 until joining the Company as General Counsel in May 2000. Mr. O’Donoghue received his Juris Doctorate from Fordham University School of Law in 1995.

Executive Compensation

      The following table presents certain information with respect to annual compensation and long-term compensation awarded during fiscal years 2001, 2002, and 2003 to individuals who have served as the Company’s Chief Executive Officer during 2003 and its six other most highly compensated executive officers as of December 31, 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

						Long-term
	Annual Compensation					Compensation

						Securities
						Underlying
				Other Annual		Company	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Options	Compensation

Jay S. Amato	2003	$157,240	—	$4,369	(1)	2,050,000	—
President and Chief Executive Officer
Robert Rice(2)	2003	$330,000	—	$11,931	(1)	925,000	$9,373	(3)
Executive Chairman	2002	$330,000	—	$16,564	(4)	—	$12,953	(5)
	2001	$330,000	—	$18,004	(1)	1,200,000	—
Ales Holecek(6)	2003	$171,667	—	—		350,000	—
Senior Vice President, Technology	2002	$160,000	—	—		200,000	—
	2001	$155,000	—	—		40,000	—
Sreekant Kotay(7)	2003	$150,000	$50,000	—		725,000	—
Executive Vice President,	2002	$200,000	—	—		—	—
Technology Marketing and Strategy	2001	$200,000	—	—		—	—
William H. Mitchell	2003	$98,029	$6,250	$10,400	(8)	550,000	—
Chief Financial Officer
Thomas Morgan	2003	$200,000	—	—		200,000	—
Senior Vice President, Services	2002	$127,997	—	—		125,000	—
Brian O’Donoghue	2003	$197,400	—	—		575,000	—
Senior Vice President and General Counsel	2002	$200,000	—	—		200,000	—
	2001	$187,499	—	—		—	—
Anthony L. Pane(9)	2003	$188,723	—	—		—	$38,462	(10)
Senior Vice President and	2002	$197,500	—	—		67,500	—
Chief Financial Officer	2001	$170,000	$20,000	—		—	—

(1)	Represents auto allowance.

(2)	Served as Chief Executive Officer until August 2003 and is currently serving as Executive Chairman of the Board of Directors.

(3)	Represents payment for life insurance premiums for period beginning in April 2003 and ending in April 2004.

(4)	Represents auto allowance of $9,660 and reimbursement in 2002 for taxes paid for life insurance premiums for 2000 and 2001 and for period beginning in April 2002 and ending in April 2003.

(5)	Represents reimbursement in 2002 for life insurance premiums for 2000 and 2001 and for period beginning in April 2002 and ending in April 2003.

(6)	Separated from the Company as of February 2004.

(7)	Separated from the Company as of October 2003.

(8)	Represents housing allowance from August 2003 to December 2003.

(9)	Separated from the Company as of November 2003.

(10)	Represents severance.

Stock Option Grants

      The following table presents information regarding stock options granted to the Named Executive Officers during 2003. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 5% and 10%, compounded annually. These amounts do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of Company common stock.

Option Grants in 2003

		Individual Grants

	Number of	Percent of			Potential Realizable Values
	Securities	Total Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Price Appreciation
	Options	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5%	10%

Jay S. Amato(1)	1,250,000	16.34%	$0.72	8/11/2013	$647,449	$1,564,056
Jay S. Amato(2)	800,000	10.45%	$0.82	11/17/2013	$412,555	$1,045,495
Robert E. Rice(3)	200,000	2.61%	$0.82	11/17/2013	$103,139	$261,374
Robert E. Rice(4)	725,000	9.47%	$0.74	4/14/2013	$337,402	$855,043
Ales Holecek(5)(3)	150,000	1.96%	$0.82	11/17/2013	$77,354	$196,030
Ales Holecek(3)	200,000	2.61%	$0.74	4/14/2013	$93,076	$235,874
Sreekant Kotay(6)(7)	725,000	9.47%	$0.74	4/14/2013	$337,402	$855,043
William H. Mitchell(2)	200,000	2.61%	$0.82	11/17/2013	$103,139	$261,374
William H. Mitchell(3)	350,000	4.57%	$0.77	8/4/2013	$203,694	$483,982
Tom Morgan(3)	75,000	0.98%	$0.82	11/17/2013	$38,677	$98,015
Tom Morgan(3)	125,000	1.63%	$0.74	4/14/2013	$58,173	$147,421
Brian O’Donoghue(3)	250,000	3.27%	$0.75	12/22/2013	$117,918	$298,827
Brian O’Donoghue(3)	325,000	4.25%	$0.74	4/14/2013	$151,249	$383,295

(1)	Fifty percent (50%) of the shares subject to the option vested on August 11, 2004 and the remaining fifty percent (50%) vest on August 11, 2005.

(2)	One hundred percent (100%) of the shares subject to the option vested on the date of grant.

(3)	Twelve and one-half percent (12.5%) of the shares subject to the option vested three (3) months following the date of grant and 1/21 of the remaining shares vest monthly thereafter.

(4)	Vests ratably through 12/31/04.

(5)	Separated from the Company as of February 2004.

(6)	Separated from the Company as of October 2003.

(7)	Twenty-five percent (25%) of the shares subject to the option vested on the first anniversary of the date of grant and 1/36th of the remaining shares were scheduled to vest thereafter.

Option Exercises in 2003 and Fiscal Year-End Option Values

      The following table presents information with respect to options to purchase Company common stock exercised during fiscal year 2003 by the Named Executive Officers, and the value of unexercised options at December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 31-Dec-03		December 31, 2003(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay S. Amato	—	—	800,000	1,250,000	—	$37,500
Robert E. Rice	—	—	1,963,504	721,161	$3,107	$4,143
Ales Holecek	—	—	226,167	455,833	$667	$1,333
William H. Mitchell	—	—	258,333	291,667	—	—
Thomas Morgan	—	—	111,980	213,020	$417	$833
Brian O’Donoghue	—	—	385,834	619,166	$1,083	$2,167

(1)	The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Company common stock at December 31, 2003 ($0.75).

Employment Agreements with Executive Officers

      The Company entered into agreements with Messrs. Amato, Holecek, Mitchell, Morgan, O’Donoghue, and Rice.

      The Company entered into an employment agreement with Mr. Amato in August 2003 for a two-year term. The agreement provides for an annual base salary of $395,000, a signing bonus of $50,000, and additional bonuses based on the Company’s achievement of certain financial targets. Mr. Amato was granted an option to acquire 1,250,000 shares of common stock at an exercise price of $0.72 per share, the closing price of the Company’s common stock on the day immediately preceding the commencement of Mr. Amato’s employment. Fifty percent (50%) of the shares subject to the option vest on each of the first and second anniversaries of Mr. Amato’s employment. However, if Mr. Amato’s employment is terminated by the Company without cause (as defined) or by Mr. Amato for good reason (as defined), Mr. Amato is entitled to receive an amount equal to two times his base salary and all outstanding options issued to Mr. Amato would immediately vest and become exercisable. In addition, if Mr. Amato’s employment is terminated within one year following a change in control of the Company (as defined), Mr. Amato would be entitled to receive two times his base salary and all options issued to Mr. Amato would immediately vest and become exercisable.

      The Company entered into an employment agreement with Mr. Holecek in 1996 under which the Company retained Mr. Holecek as Associate Engineer for an annual base salary of $40,000. Mr. Holecek has been promoted several times since starting with the Company and now serves as Senior Vice President of Technology at an annual base salary of $200,000. In 2003, the Company entered into a termination protection agreement with Mr. Holecek which provides that Mr. Holecek would be entitled to receive a payment equal to two times his base salary and all outstanding options issued to Mr. Holecek would vest and become exercisable in the event that Mr. Holecek’s employment is terminated under certain circumstances following a change in control of the Company. Mr. Holecek resigned his employment with the Company in February 2004.

      The Company entered into an employment with Mr. Mitchell in July 2003 under which Mr. Mitchell agreed to serve as Chief Financial Officer for a two-year term. The agreement provides for an annual base salary of $225,000, a minimum annual bonus of $25,000, and an annual discretionary bonus based on the achievement of management-based objectives of up to $50,000. In accordance with the agreement, the Company granted to Mr. Mitchell an option to acquire 350,000 shares of common stock at an exercise price of $0.77 per share, the closing price of the Company’s common stock on the day immediately preceding the commencement of Mr. Mitchell’s employment. The agreement further provides that the Company will grant to Mr. Mitchell an option to acquire an additional 150,000 shares of common stock on the first anniversary of his starting date at an exercise price equal to the closing price of the Company’s common stock on that day. Twenty-five percent (25%) of the shares subject to the options vest on the first anniversary of the date of grant and one-thirty-sixth of the remaining shares vest monthly thereafter. However, if Mr. Mitchell’s employment is terminated by the Company without cause (as defined) or by Mr. Mitchell for good reason (as defined), within the first year of Mr. Mitchell’s employment, Mr. Mitchell would be entitled to receive an amount equal to 50% of his base salary and 50% of the unvested portion of issued options would immediately vest in Mr. Mitchell and become exercisable. If such termination occurs after the first anniversary of Mr. Mitchell’s employment, 100% percent of the shares subject to issued options would vest in Mr. Mitchell and Mr. Mitchell would be entitled to receive a payment equal to his base salary. In addition, if the Company enters into an agreement with a third party in the first year of Mr. Mitchell’s employment that leads to a change in control of the Company (as defined) and Mr. Mitchell’s employment is terminated within one year following the change in control, Mr. Mitchell would be entitled to receive an amount equal to his base salary and 50% of unvested options would immediately vest in Mr. Mitchell and remain exercisable. If the Company enters into an agreement with a third party that leads to a change in control after the first anniversary of Mr. Mitchell’s employment and Mr. Mitchell’s employment is terminated within one year following the change in control, Mr. Mitchell would be entitled to receive two times his base salary and the options issued to Mr. Mitchell would immediately vest and become exercisable.

      The Company entered into an employment agreement with Mr. Morgan in March 2002 under which the Company retained Mr. Morgan as General Manager of the Company’s enterprise solutions group at an annual base salary of $175,000 and a bonus based on revenue generated by the enterprise solutions group. Mr. Morgan’s position at the Company subsequently changed to senior vice president of operations and Mr. Morgan’s salary has been increased to $200,000 per year. Under the agreement, the Company issued to Mr. Morgan an option to acquire 125,000 shares of common stock at an exercise price of $5.73. Twenty-five percent (25%) of the shares subject to the option vested on the first anniversary of the date of grant and one-thirty-sixth of the remaining shares vest monthly thereafter. In 2003, the Company entered into a termination protection agreement with Mr. Morgan which provides that Mr. Morgan would be entitled to receive a payment equal to two times his base salary and all outstanding options issued to Mr. Morgan would vest and become exercisable in the event that Mr. Morgan’s employment is terminated under certain circumstances following a change in control of the Company.

      The Company entered into an employment agreement with Mr. O’Donoghue in April 2000 under which Mr. O’Donoghue agreed to serve as General Counsel of the Company and the Company agreed to pay to Mr. O’Donoghue a base salary of $150,000 per year and to grant to Mr. O’Donoghue an option to acquire 200,000 shares of the Company’s common stock. The agreement further provides that if Mr. O’Donoghue’s employment is terminated by the Company without cause (as defined) or is terminated by Mr. O’Donoghue for good reason (as defined), Mr. O’Donoghue will receive an amount equal to his base salary and the unvested portion of all stock options held by Mr. O’Donoghue would immediately vest and become exercisable. In 2003, the Company entered into a termination protection agreement with Mr. O’Donoghue which provides that Mr. O’Donoghue would be entitled to receive a payment equal to three times his base salary and all outstanding options issued to Mr. O’Donoghue would vest and become exercisable in the event that Mr. O’Donoghue’s employment is terminated under certain circumstances following a change in control of the Company.

      The Company entered into an employment agreement with Mr. Rice in December 2001 under which Mr. Rice agreed to serve as President and Chief Executive Officer of the Company for a two-year term ending December 31, 2003. The agreement provides for an annual base salary of $330,000. Under the agreement, the Company granted to Mr. Rice two options to purchase shares of the Company’s common stock at a price of $3.88 per share, the fair market value of the Company’s common stock on the date of grant. One of the stock option grants provides Mr. Rice with the option to acquire 200,000 shares, with 25% of the total grant vesting on the first anniversary of date of grant and the remainder vesting at the rate of  1/36th per month thereafter. The second option grant provides Mr. Rice with the option to acquire 1,000,000 shares (the “Performance-Based Option”). Six and three-tenths percent (6.3%) of the shares subject to the Performance-Based Option will vest at the end of each fiscal quarter in which the Company achieves financial goals established by the Board of Directors. If the Company does not achieve such financial goals, the allotted shares will not vest and Mr. Rice will have no right to exercise the option with respect to the allotted shares except in accordance with the following. If there is a change in control of the Company (as defined in the employment agreement), a percentage of the unvested portion of the Performance-Based Option will vest equal to the multiple of the exercise price received by the Company as consideration in the change in control. For example, if the per share consideration received by the Company in the change in control is twice the exercise price of the Performance-Based Option, fifty percent of the unvested portion of the Performance-Based Option will vest.

      Mr. Rice’s employment agreement provides that if his employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Rice under circumstances where the Company reduced Mr. Rice’s duties without his consent, Mr. Rice would be entitled to immediate vesting of all of his unvested Company stock options (other than the Performance-Based Option) and severance pay equal to twice his annual base salary. The Company and Mr. Rice entered into an amendment to Mr. Rice’s employment agreement in July 2003 under which Mr. Rice and the Company agreed that a change in Mr. Rice’s position and title to Executive Chairman of the Board of Directors would not trigger Mr. Rice’s right to terminate the employment agreement and receive the enhanced separation benefits. The agreement was further amended to extend Mr. Rice’s employment to December 31, 2004 and to provide that any options vested in Mr. Rice at the termination of his employment would remain exercisable by Mr. Rice for a period of three years thereafter. Also in 2003, the Company entered into a termination protection agreement with Mr. Rice which provides that Mr. Rice would be entitled to receive a payment equal to three times his base salary and all outstanding options issued to Mr. Rice would vest and become exercisable in the event that Mr. Rice’s employment is terminated under certain circumstances following a change in control of the Company.

Equity Compensation Plan Information

      The following table summarizes the Company’s equity compensation plans as of December 31, 2003:

			Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon	Weighted Average Price	Future Issuance Under
	Exercise of Outstanding	of Outstanding	Equity Compensation Plans
	Options, Warrants, and	Options, Warrants, and	(Excluding Securities
	Rights	Rights	Reflected in Column (a))

Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	8,936,685	$2.04	1,369,269
Equity compensation plans not approved by security holders(1)	1,600,000	$0.73	0
Total	10,536,685	$1.84	1,369,269

(1)	In August 2003, the Company agreed to issue to Mr. Amato an option to acquire 1,250,000 shares of Company common stock as an inducement to Mr. Amato’s acceptance of employment with the Company as President and Chief Executive Officer. Fifty percent (50%) of the shares subject to the option vest on the first anniversary of Mr. Amato’s employment and the remaining fifty percent (50%) vest on the second anniversary of Mr. Amato’s employment. The exercise price of the option is equal to the closing price of the Company’s common stock on the day immediately preceding Mr. Amato’s first day of employment ($0.72). Similarly, in July 2003, the Company agreed to issue to Mr. Mitchell an option to acquire 350,000 shares of Company common stock as an inducement to Mr. Mitchell’s acceptance of employment with the Company as Chief Financial Officer. Twelve and one-half percent (12.5%) of the shares subject to the option vested three months after the first day of Mr. Mitchell’s employment and the remaining shares vest at the rate of 1/21 per month. The exercise price of the option is equal to the closing price of the Company’s common stock on the day immediately preceding Mr. Mitchell’s first day of employment ($0.77).

Compensation Committee Interlocks and Insider Participation

      None of the members of the Compensation Committee is a former or current officer or employee of the Company. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

      The Compensation Committee administers the Company’s stock option plans and determines the compensation of executive officers of the Company, other than the Chief Executive Officer whose compensation is determined by all non-employee directors of the Company on the basis of recommendations submitted by the Compensation Committee.

      The Compensation Committee is comprised of only non-employee directors who are appointed by the Board of Directors.

Compensation Philosophy

      The Company operates in the competitive and rapidly changing environment of high technology businesses. The Company’s compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company’s compensation program are to align compensation with the Company’s business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company’s long-term success.

Compensation Components

      The Company’s executive officers are compensated with a salary and stock option awards. Certain executive officers are also sometimes eligible for bonuses. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

      Salary. The salaries of the executive officers are determined by the Committee with reference to salaries paid to executives with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

      Stock Options. Stock option awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods to retain executives and encourage sustained contributions. The exercise price of options is typically not less than the closing market price on the date of grant. These options will increase in value only to the extent that the price of Company common stock increases relative to the market price at the date of grant. In some cases, options only vest if the Company or the individual achieves performance goals established by the Board of Directors.

      Bonus. Although the Company has had incentive compensation plans under which executive officers may be eligible to receive cash bonuses in prior years, no such plan was in place for the years 2002 and 2003. Targets for sales growth and operating income generally determine whether and to what extent incentive compensation payments will be made under such plans and individual payments are typically based on the Company’s achievement of these targets. The Committee approved the payment of a bonus to one executive officer in 2003 in recognition of his services rendered in 2002. The Company paid no other cash bonuses to executive officers in or for fiscal year 2002.

Chief Executive Officer’s Compensation

      The Company entered into an employment agreement with Mr. Rice in December 2001 for a two-year term ending December 31, 2003 which provides for an annual base salary of $330,000. In addition, the

Company granted Mr. Rice two options to purchase shares of the Company’s common stock at a price of $3.88 per share, the fair market value of the Company’s common stock on the date of grant.

      One of the stock option grants provides Mr. Rice with the option to acquire 200,000 shares, with 25% of the total grant vesting on the first anniversary of the date of grant and the remainder vesting at the rate of  1/36th per month thereafter. The second option grant provided Mr. Rice with the option to acquire 1,000,000 shares. Vesting of the right to acquire these shares was primarily conditioned on the Company’s achievement of financial goals established by the Board of Directors from time to time. If the Company does not achieve such goals, the allotted shares would not vest in Mr. Rice and Mr. Rice will have no right to exercise the option with respect to the allotted shares except in limited circumstances involving a change in control of the Company (as defined in the employment agreement).

      In August 2003, the Company retained Mr. Amato to serve as Chief Executive Officer and entered into an employment agreement with Mr. Amato having a two-year term and compensation and other provisions approved by the full Board of Directors. In connection with the retention of Mr. Amato, Mr. Rice and the Board of Directors agreed that Mr. Rice’s role would change to Executive Chairman and the Company’s employment agreement with Mr. Rice would be extended to December 31, 2004.

      In determining its Chief Executive Officers’ compensation, the Company made reference to several surveys of compensation of chief executive officers of similarly-situated companies and considered their respective roles in leading the Company.

COMPENSATION COMMITTEE
Samuel H. Jones, Jr., Chairperson
Thomas Bennett

Certain Relationships and Related Transactions.

      The Company completed a private placement of Company common stock with Federal Partners, L.P. on November 12, 2003 under which the Company issued 3,125,000 shares of common stock at $0.80 per share (for an aggregate purchase price of $2,500,000) and agreed to register the issued shares under the Securities Act of 1933. Federal Partners, L.P. is a limited partnership, the general partner of which is Ninth Floor Corporation. The Clark Estates, Inc. provides management and administrative services to Federal Partners, L.P. The Clark Estates, Inc. acquired 553,400 shares of Company common stock several years ago and has the sole power to vote or to direct the vote and to dispose of or direct the disposition of all the shares owned by it and Federal Partners, L.P.

      Stephen M. Duff became a director of the Company in May 2003. He is the Chief Investment Officer of The Clark Estates, Inc., and the Treasurer of Ninth Floor Corporation. Mr. Duff also owns a small limited partnership interest in Federal Partners, L.P.

      In March 2003, the Company completed a private placement of Company common stock and subordinated notes under which Federal Partners, L.P. acquired 3,150,002 shares of Company common stock and $3,050,000 principal amount of 4.95% subordinated notes due in March 2006.

      The Clark Estates, Inc. and Federal Partners, L.P. own a combined total of 6,828,402 shares of Company common stock which amounts to 13% of the Company’s outstanding common stock. Mr. Duff disclaims beneficial ownership of all shares acquired by The Clark Estates, Inc. and all but 6,223 shares of Company common stock acquired by Federal Partners, L.P. in the private placements occurring in 2003.

Stockholder Return Comparison

      The following graph shows a five-year comparison of the cumulative total return on Company Common Stock from December 31, 1998 and ending December 31, 2003, the CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies) and the CRSP Total Return Index for the NASDAQ Computer and Data Processing Services Stocks (SIC 737). The graph assumes that $100 was invested on December 31, 1998, and that all dividends are reinvested. Historic stock price performance should not be considered indicative of future stock price performance.

Comparison of Five Year Cumulative Total Return

among Viewpoint Corporation, The NASDAQ Stock Market —
US Index, and the NASDAQ Computer and Data Processing Index

Measurement Period		NASDAQ Stock	NASDAQ Computer and
(Fiscal Year Covered)	Viewpoint	Market — US	Data Processing

1998	100	100	100
1999	160	185	220
2000	101	112	101
2001	127	89	82
2002	35	61	56
2003	14	92	74

Stock Performance Graph

PROPOSAL TWO:

AMEND CERTIFICATE OF INCORPORATION

      On May 3, 2004, our Board of Directors adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the total authorized shares from 75,000,000 shares to 100,000,000 shares. Such increase would be effectuated by amending the first paragraph of current Article Four of the Certificate of Incorporation of the Company to read as follows:

This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 100,000,000 shares, and shall have a par value of $0.001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000 shares, and shall have a par value of $0.001 per share.

      The additional shares of common stock for which authorization is sought herein would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

      As of June 10, 2004, 52,466,647 shares of Common stock were issued and outstanding. Approximately 11,700,000 additional shares are reserved for issuance upon exercise of outstanding options awarded to employees, officers, and directors. The Company intends to issue approximately 1,721,000 shares of common stock in satisfaction of outstanding notes issued in December 2002. An additional 726,330 shares are reserved for issuance upon exercise of warrants issued to investors who acquired convertible notes issued by the Company in December 2002.

      Therefore, of the 75,000,000 shares currently authorized for issuance by the Certificate of Incorporation, approximately 8,500,000 shares are presently available for general corporate purposes.

Purposes and Effects of the Authorized Shares Amendment

      The increase in authorized shares of Common stock is recommended by the Board of Directors in order to provide a sufficient reserve of such shares for general corporate purposes and growth. The Board of Directors believes that an increase in the total number of shares of authorized capital stock will give the Company greater flexibility in responding quickly to advantageous business opportunities. Such additional authorized shares would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to certain provisions of law and the Marketplace Rules of The Nasdaq Stock Market, Inc.) for use in connection with possible acquisitions, to take advantage of future opportunities for equity financing, to improve our capital structure, and for other corporate purposes. The Marketplace Rules of The Nasdaq Stock Market, Inc. currently require listed companies to obtain stockholder approval before issuing in a transaction (other than a public offering) twenty percent (20%) or more of the issuer’s common stock outstanding before the transaction.

      We have no arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of Common stock to be authorized by the proposed amendment to the Certificate. The Board of Directors does not intend to issue any common stock or securities convertible into Common stock except on terms that the Board of Directors deems to be in best interests of the Corporation and its stockholders.

      Although an increase in the authorized shares of Common stock could, under certain circumstances, have an anti-takeover effect, this proposal to amend the Certificate of Incorporation is not in response to any effort of which we are aware to accumulate our stock or obtain control of the Corporation, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP, independent accountants, to audit the Company’s financial statements for the fiscal year ending December 31, 2004. This selection will be presented to the stockholders for ratification at the Annual Meeting. If the stockholders fail to ratify this selection, the Board of Directors will reconsider its selection. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s inception. A representative of PricewaterhouseCoopers LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S ACCOUNTANTS FOR FISCAL YEAR 2004 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

      As of the mailing of this proxy statement, the Board of Directors knows of no other business which will be presented for consideration to be submitted at the Annual Meeting. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxies in respect of any such business in accordance with their best judgment.

Financial Statements

      The Company’s 2003 Annual Report on Form 10-K/ A is incorporated herein by reference and is being mailed with this proxy statement to stockholders entitled to notice of the Annual Meeting. In addition, the Company’s Quarterly Report on SEC Form 10-Q for the period ending March 31, 2004 is incorporated herein by reference and is available for inspection with the SEC or upon request at the executive offices of the Company.

Proposals By Stockholders

      Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received by the Company on or before April 7, 2005 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy for the meeting. Any stockholder proposal must comply with all applicable rules and regulations of the SEC. Proxies solicited by the Board of Directors for the 2005 Annual Meeting may confer discretionary authority to vote on any proposals notice of which is not received by that date.

BY ORDER OF THE BOARD OF DIRECTORS

BRIAN J. O’DONOGHUE
Corporate Secretary

New York, New York

June 23, 2004

DETACH HERE

PROXY

VIEWPOINT CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 5, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Viewpoint Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated June 23, 2004, and hereby appoints Jerry S. Amato and William H. Mitchell, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Viewpoint Corporation to be held at The Sheraton New York Hotel and Towers, 811 Seventh Avenue, 3rd Floor, New York, NY 10019, at 10:00 A.M., local time, and at any adjournment or adjournments thereof, and to vote all shares of Viewpoint Corporation common stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

SEE REVERSE		SEE REVERSE
SIDE		SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Viewpoint Corporation
c/o Equiserve Trust Company, N.A.
P.O. Box 8694
Edison NJ 08818-8694

Your Vote Is Important Please Vote Immediately

Vote-by-Internet		Vote-by-telephone
Log on to the internet and	or	call Toll-free
go to http://www.eproxyvote.com/		1-877-PRX-VOTE
vwpt		(1-877-779-8683)

If You Vote Over The Internet Or By Telephone, Please Do Not Mail Your Card

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark Votes as in this example.

	1.	Election of Directors

						FOR	AGAINST	ABSTAIN

		NOMINEES: (01) Jerry Amato, (02) Thomas Bennett, (03) James Crabbe, (04) Stephen Duff (05) Samuel Jones, (06) Dennis Raney, and (07) Robert E. Rice		2.	To amend Viewpoint’s certificate of incorporation to increase the number of authorized shares of common stock from 75,000,000 to 100,000,000	☐	☐	☐

		FOR	WITHHELD

		☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Viewpoint for the 2004 fiscal year

				4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

MARK HERE FOR ADDRESS ☐
CHANGE AND NOTE AT LEFT

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING DATED JUNE 23, 2004.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐ (Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).				NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Signature:                                                          Date:                                       Signature:                                                          Date: